                                                                  EXHIBIT 10.10


CROSS-LICENSING AGREEMENT, DATED 5/2, 1998, BETWEEN MASIMO LABORATORIES AND MASIMO CORPORATION.


CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                                                                   EXHIBIT 10.10

                           CROSS-LICENSING AGREEMENT

                                     BETWEEN

                               MASIMO LABORATORIES

                                       AND

                               MASIMO CORPORATION


                                 DATED 5/2, 1998

                            CROSS-LICENSING AGREEMENT

         THIS CROSS-LICENSING AGREEMENT ("Agreement") is made and entered into as of this 2nd day of May, 1998, by and between MASIMO LABORATORIES, a Delaware corporation ("LABS"), and MASIMO CORPORATION, a Delaware corporation ("MASIMO"), with reference to the following:

  RECITALS:

         A. MASIMO has developed a new technology ("Masimo Technology" as defined herein). Masimo Technology incorporates circuitry and software which, among other things, acquires and detects signals generated by red and infrared LEDs, and which is designed to extract arterial oxygen saturation and pulse rate values from such signals.

         B. LABS desires a license to MASIMO Technology for certain applications other than Vital Signs Monitoring.

         C. LABS further desires a license to make, use and sell devices which incorporate MASIMO Technology for Vital Signs Monitoring for distribution throughout the world.

         D. MASIMO desires an option to purchase a license to technology developed by LABS for use in blood glucose monitoring applications in the hospital market.

         E. MASIMO has acquired substantial Know-How (as defined below) in extracting signals from signals contaminated by noise.

         F. MASIMO has acquired and expects to continue to acquire a reputation for excellence, and its Trademark has and will continue to acquire valuable goodwill.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, LABS and MASIMO hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or the plural shall have the following meaning:

               1.1 Accessory means cables (including but not limited to MASIMO's PC08 and PC12 8-foot and 12-foot patient cables, or any other accessory manufactured by MASIMO and used with any of the SpO(Sub 2) Sensors.

               1.2 Average Selling Price means the total amount, in dollars (based upon the first sale to arms-length customers), for Products divided by the number of Products sold that quarter, on a Product by Product basis.

              1.3 Distributor means a party that markets Licensed Devices or Stand Alone Licensed Devices to End-Users on behalf of LABS or a customer of LABS that buys Licensed Devices or Stand Alone Licensed Devices from LABS, private labels such devices, and markets such Licensed Devices or Stand Alone Licensed Devices to End-Users.

            1.4 End User is a direct user of Licensed Devices or Stand Alone Licensed Devices in a clinical environment for medical diagnostic purposes on patients.

            1.5 Improvement means any invention, adaptation, modification or change.



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

         1.6 LABS Technology means technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, Improvements, whether patentable or not, patents, patent applications, including any patents issuing thereon and any and all divisions, continuations and continuations-in-part thereof, and any and all reissues and reexaminations of any such patents, copyrights, copyright registrations and applications, and all other intellectual property rights conceived, originated, discovered, or developed by LABS, solely or jointly with others, or by others under LABS' direction during the term of this Agreement.

         1.7 Licensed Applications means use of MASIMO SET in all applications with the exception of applications for Vital Signs Monitoring.

         1.8 Licensed Devices means devices for-use in Licensed Applications, alone or in combination with MASIMO Applications.

         1.9 Licensed Trademarks means the MASIMO SET product designation and word mark(s) set forth on Exhibit B.

         1.10 MASIMO Applications means use of MASIMO SET for Vital Signs Monitoring.

         1.11 MASIMO Confidential Information means confidential information and proprietary material of MASIMO and includes, but is not limited to, the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, the Masimo Technology, the Software, communication protocols, and testing procedures.

         1.12 MASIMO Technology means technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, the Software, whether patentable or not patent applications, copyright applications, the Patent Rights, and copyrights and all other intellectual property rights relating to MASIMO SET alone or incorporated in MS Boards, SpO(Sub 2). Sensors, Improvements to the above and related documentation generated or acquired by MASIMO prior or subsequent to the effective date of this Agreement.

         1.13 MS Boards means MASIMO's standard circuit board or chip set which contains MASIMO SET and algorithms necessary to process the information transmitted from the SpO(Sub 2) Sensor and convert it into SP0(Sub 2) Measurements.

         1.14 Net Selling Price means the total sales revenue (including any amounts received for rental or leasing of the Licensed Devices by LABS) for the product in question, excluding charges for returns, outbound prepaid or allowed transportation charges, sales taxes, tariffs or duties directly imposed with reference to particular sales or similar items. Net Selling Price shall only include one sale per Licensed Device.

        1.15 Party means LABS or MASIMO; Parties means LABS and MASIMO.

        1.16 Patent Rights means all patents owned by MASIMO on technology developed by MASIMO which cover Licensed Applications and MASIMO Applications. The present patent numbers and patent application are set forth on Exhibit C to this Agreement.

        1.17   Products are MS Boards, SpO(Sub 2) Sensors and Accessories.

         1.18 Software means any and all computer/instrument software and/or firmware owned by or licensed to MASIMO that is used or useful in connection with MASIMO Technology for use in any Licensed Application and MASIMO Applications, including any and all future updates, revisions and Improvements thereto, all in source code and object code format, and all written documentation relating to such software.

         1.19 SpO(Sub 2), Measurement means noninvasive measurement of arterial oxygen saturation (accounting for at least Hb and HbO(Sub 2), and possibly accounting for HbCO and/or HbMeth), plethysmographic waveforms, and/or pulse rate from neonate, pediatric and adult subjects (excludes fetal measurement and venous oxygen saturation).

         1.20 SpO(Sub 2) Sensor means reusable and disposable standard adult, pediatric and neonatal Sensors for use with making SpO(Sub 2) Measurements. Standard SpO(Sub 2) Sensors currently manufactured by Masimo have the following model number

         LNOP(R)-NEO-PT      Disposable Neonatal Sensor (preterm)
         LNOP(R)-NEO         Disposable Neonatal Sensor
         LNOP(R)-Adt         Disposable Adult Sensor
         LNOP(R)-Pdt         Disposable Pediatric/Slendor Digit Sensor
         LNOP(R)-DC1         Reusable Adult Finger Clip Sensor

         Masimo intends to produce additional standard models of SpO(Sub 2) Sensors. As Masimo produces such additional models, the Parties agree to negotiate in good faith their pricing for this agreement.

         1.21 Stand Alone Licensed Devices means LABS' completed patient monitor devices which do not incorporate a Licensed Application but incorporate MS Boards to provide SpO(Sub 2) Measurements. Stand Alone Licensed Devices shall not include any methods or devices other than MS Boards to account for Hb and HbO(Sub2) in arterial blood oxygen saturation.

         1.22 Standard Cost means the cost for direct materials and labor, overhead and administration, in accordance with generally accepted accounting principal

         1.23 LABS Confidential Information means confidential information and proprietary material of LABS and includes, but is not limited to, the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, communication protocols and testing procedures.

         1.24 Vital Signs Monitoring means SPO(Sub 2) Measurement peripheral venous oxygen saturation measurement, mixed venous oxygen saturation measurement fetal oximetry, Sudden Infant Death Syndrome "SIDS") monitoring ECG, blood pressure (non-invasive blood pressure, invasive blood pressure and continuous non-invasive blood pressure), temperature and respiration monitoring.

  2.     LICENSES GRANTED TO LABS

         2.1    Licenses Granted to LABS.

                2.1.1 MASIMO grants to LABS an exclusive (including of MASIMO), perpetual, worldwide license to (i) use the MASIMO Technology to develop Licensed Applications alone or combined with MASIMO Applications and to develop Licensed Devices, (ii) to make, have made, use, and sell Licensed Devices, (iii) to sublicense the MASIMO


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

         Technology for the development of or for use in Licensed Applications and Licensed Devices, and (iv) to sublicense the use, manufacture and sale of Licensed Devices.

               2.1.2 MASIMO further grants to LABS an exclusive, perpetual, worldwide license to copy, modify, and make derivative works of the Software for incorporation into Licensed Devices, to distribute the Software in conjunction with a transfer of a Licensed Device to End-Users and Distributors, and to sublicense the right to copy and modify the Software for incorporation into Licensed Devices.

               2.1.3 MASIMO further grants to LABS the right to incorporate MS Boards into Stand Alone Licensed Devices and to make, have made, use and sell such Stand Alone Licensed Devices to Distributors, to End Users of such devices and through other patient monitoring companies (including, but not limited to, in a private label contract which does not include LABS name). LABS shall also have the right to sublicense to one subsidiary, affiliated company, or entity under common control with LABS at the time of the sublicense, its right to incorporate MS Boards into Stand Alone Licensed Devices and to make, have made, use and sell Stand Alone Licensed Devices.

               2.1.4 LABS agrees to distribute (i) Stand Alone Licensed Devices and (ii) Licensed Devices which include MASIMO Applications in conjunction with and by providing the end-user with an end-user agreement materially equivalent to the "License Agreement" that is attached hereto as Exhibit D.

               2.1.5 MASIMO retains all rights, title, and interest in the Masimo Technology, including, without limitation, all patents, copyrights, trade secrets, and any other intellectual property and proprietary rights. Nothing in this Agreement should be construed as a sale of the Software or any copy of the Software.

               2.1.6 LABS agrees that the Masimo Technology contains trade secrets and proprietary information belonging to MASIMO. LABS agrees to maintain the confidential nature of such trade secrets and proprietary information and agrees not to use, print, copy, provide, or otherwise make available, in whole or in part, any portion of the Software or related materials except with an accompanying confidentiality agreement.

     2.2 Limitations of License Granted. LABS' license under this Agreement does not include the right to sell MS Boards or SpO(Sub 2) Sensors on an OEM basis unless such sale is for integration into a Licensed Device, or in connection with a sublicense of Stand Alone Licensed Devices.

     2.3 Trademarks, Legends and Logos.

               2.3.1 No Implied License. LABS agrees to include the following legend on the exterior of or in manuals or other documentation provided with Licensed Devices which include Masimo Applications and Stand Alone Licensed Devices which it sells directly.

               NO IMPLIED LICENSE

               Possession or purchase of this device does not convey any express or implied license to use the device with replacement parts which would, alone, or in combination with this device, fall within the scope of one or more of the patents relating to this device.

         A sample label is shown in Exhibit B. LABS agrees to use reasonable efforts to cause all sublicensees to include this or a similar legend on devices containing MASIMO Technology or in the use manuals or other documentation shipped with such instruments.


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

      2.3.2 Grant by Masimo. MASIMO hereby grants to LABS a perpetual, nonexclusive license, including the right to grant sublicenses, to use the Licensed Trademarks in connection with the Licensed Devices, Stand Alone Licensed Devices, and any products or services within the Licensed Applications, and in connection with the design, manufacture, distribution, advertisement, promotion, sale and offering for sale of its Licensed Devices, Stand Alone Licensed Devices and any other products or services within the Licensed Applications. MASIMO also grants to LABS a perpetual, non-exclusive license to use the trademark "MASIMO" and the Masimo Product Designation as part of its trade and company name.

      2.3.3 Quality Control - Tradename. LABS agrees that its use of the tradename "MASIMO" and the accompanying Masimo Product Designation will adhere to the same high quality standards which MASIMO has provided in connection with its products and services on the date of this Agreement. MASIMO shall have the right upon its reasonable request, to inspect and approve samples of goods and services offered in connection with the use of the term "MASIMO" and/or the Masimo Product Designation, and to exercise quality control with resect thereto. If MASIMO requests samples, MASIMO's approval is deemed if the use is not disapproved within five (5) business days. If MASIMO disapproves of a use of MASIMO as a trade or company name due to inadequacy of quality, MASIMO may provide detailed written notice to LABS of the quality issue. LABS will have three months from notice from MASIMO to bring the quality up to standard or to cease any further use of the term MASIMO and the Product Designation as a tradename until MASIMO has indicated that it is satisfied with the deficiencies have been corrected. Termination of the right to use MASIMO and the Masimo Product Designation as part of a tradename shall not affect the remaining terms of this Agreement and shall not affect Licensed Devices and Stand Alone Licensed Devices.

      2.3.4 Quality Control - Devices. LABS agrees that the Licensed Devices and Stand Alone Licensed Devices bearing the Licensed Trademark, and any products or services of LABS associated with the Licensed Trademarks shall be of a high standard of quality, so as to protect and enhance the goodwill pertaining to the Licensed Trademarks. MASIMO has the right to inspect the manufacturing and distribution points of LABS for products bearing Licensed Trademarks, at any reasonable time, to ensure the ongoing quality of the Licensed Devices, Stand Alone Licensed Devices, and any products or services offered under the MASIMO name. Should MASIMO at any time determine that the quality of any Licensed Device, Stand Alone Licensed Device or any product or service offered under the MASIMO name, does not adhere to MASIMO's quality standards, MASIMO will provide written detailed notice to LABS. LABS shall have three months from such notice to bring the quality of such Licensed Device, Stand Alone Licensed Device, other product or service up to standard or to cease any further use of the Licensed Trademark in connection with the promotion or sale of such device or product until MASIMO has indicated that it is satisfied that the deficiencies in quality of the Licensed Device have been corrected. For any sublicenses granted under the Licensed Trademarks, LABS agrees to use its best efforts to coordinate quality control consistent with this Section 2.3.4 over the manufacture, advertisement, promotion and sale of the License Devices, Stand Alone Licensed Devices, and any products or services within the Licensed Applications offered in connection with the Licensed Trademarks by the sublicensee.

      2.3.5 Delivery of LABS Systems to MASIMO. LABS agrees to make available to MASIMO, upon request, one (1) production sample of each Licensed Device and Stand Alone Licensed Devices which includes a MASIMO Application. In order to ensure the quality of the MASIMO Application in the Licensed Devices, MASIMO will have the right to test this Licensed Device or Stand Alone Licensed Device and to approve the functionality of MASIMO SET for the MASIMO Application in such production Licensed Device. Such approval will not be unreasonably withheld. In the event that any of the Licensed Devices or Stand Alone Licensed Devices do not meet specifications, LABS will have three months from notice from MASIMO to bring the quality of such Licensed Device or Stand Alone Licensed Device up to standard or to cease any further use of the Licensed Trademark in connection with the promotion or sale of such Licensed Device or Stand Alone Licensed Device until MASIMO has indicated that it is satisfied with the deficiencies and quality of the Licensed Device has been corrected. After such testing, the Licensed Device or Stand Alone Licensed Device may remain with MASIMO for further technical assistance and as a demonstration unit as long as this Agreement is in effect.

       2.3.6 Trademark Marking. LABS agrees that it shall use the Masimo
Product Designation set forth in Exhibit B on all Licensed Devices which include a Masimo Application and which as marketed directly by LABS, and all Stand Alone Licensed Devices which are marketed directly by LABS in a plainly visible site associated with the Masimo Application. Prior to any such use, LABS shall obtain consent from MASIMO as to the use and location of the Licensed Trademark, which consent shall not be unreasonably withheld. LABS shall use reasonable efforts to cause all sublicensees and Distributors to include such MASIMO Product Designation in accordance with this provision.

      2.3.7 Advertising. All advertising directly by LABS for Licensed Devices and Stand Alone Licensed Devices which include MASIMO Applications must include one or more of the Licensed Trademarks. LABS agrees to use reasonable efforts to have sublicensees and Distributors comply with the provisions of this section.

      2.3.8 Except for the LABS trademark and/or trade names or LABS sublicensees' or Distributors trademarks or trade names, the Licensed Trademarks may not be used in direct combination with other trade names, trademarks or symbols.

      2.3.9 LABS agrees not to use the Licensed Trademark in any way which might endanger MASIMO's rights in and ownership of the Licensed Trademark.

     2.3.10 The expense of obtaining and maintaining Licensed Trademark registrations shall be borne by MASIMO.

     2.3.11 Trademark Rights on Change in Control. In the event of a change In control of MASIMO, and the acquiring entity or party ceases to use MASIMO as a company name, all rights to the MASIMO trademark shall be and are hereby assigned to LABS including all goodwill associated with the trademark. In such event, LABS grants to MASIMO a license to use the MASIMO Product Designation in connection with the sale of devices for MASIMO Applications. In such event, quality control passes to LABS with the rights as set forth in Section 2.3.3 in LABS control instead of MASIMO'S control.

     2.3.12 Patent Marking. LABS agrees to mark each Licensed Device containing a Masimo application and Stand Alone Licensed Devices manufactured or sold by it in accordance with the Statutes of the United States relating to marking of patented articles. MASIMO will, from time to time, update its patent numbers for LABS as patents issue. When MASIMO updates its patent numbers, LABS's obligation to update its product marking shall occur upon the earlier of the exhaustion of labels for Licensed Devices bearing the current patent numbers or one year from the update by MASIMO. The Initial Patent marking is shown in Exhibit B. LABS agrees to use reasonable efforts to cause its sublicensees and Distributors to comply with this provision.


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

  3.    ROYALTIES

         3.1 Royalties to MASIMO For Licensed Devices. LABS shall pay to MASIMO royalties in the amount of the lesser of 10% of the Net Selling Price or $100 per MASIMO Application for each Licensed Device sold or otherwise distributed by LABS which uses MASIMO Applications. This Royalty shall not apply if such Licensed Device uses an MS-Board or other coreprocessor board purchased from MASIMO.

         3.2 Royalties to MASIMO for integrated Consumable. LABS shall pay to MASIMO royalties in the amount of three percent (3%) of LABS' Net Selling Price of sensors or accessories which provide for SpO(Sub 2) Measurement in combination with other measurements in a Licensed Device.

         3.3 No Royalty on Stand Alone Licensed Devices and Products. No royalty is payable by LABS for Products or Stand Alone Licensed Devices.

         3.4 Quarterly Accounting. The Parties agree to provide the other Party with a quarterly accounting of total product shipments upon which a royalty is payable to the other Party, along with an accounting of the Net Selling Price for such products. LABS shall also include in the accounting sufficient information regarding LABS Average Selling Price to permit MASIMO to verify margin splits, if such splits are elected. If margin split is checked by LABS, MASIMO shall provide, as part of its accounting, its standard cost.

         3.5 Audit Rights. Each Party shall have the right to verify, at the requesting Party's expense, and not more frequently than once per year and upon not less than ten (10) business days prior written notice to the other Party, the accuracy of the accounting reports provided by the other Party hereunder, through inspection of the other Party's pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the "CPA") chosen by the requesting Party in it reasonable discretion, and which CPA is reasonably acceptable to the Party being audited. The requesting Party shall pay all costs, expenses and fees of the CPA unless the audited Party has understated royalties or other payments owing to the requesting Party by more than five percent (5%), in which event the CPA's costs, fees and expenses shall be paid by the audited Party.

  4.     OPTION GRANTED TO MASIMO

         4.1 Option. LABS grants to MASIMO an option to purchase a license to make, use and sell devices incorporating LABS Technology for use in blood glucose measurement applications devices and total hemoglobin measurement applications devices for marketing or other distribution directly to, and only for use in, hospitals.

         4.2 Option Fee. MASIMO agrees to fund research and development conducted by LABS related to, among other things, noninvasive blood glucose measurement, for a period of up to two (2) years following the effective date of this Agreement, and in an amount of two million dollars ($2,000,000). LABS will request reimbursement for such research costs no more often than monthly, and MASIMO shall reimburse LABS for such research within 30 days following receipt of such request for reimbursement. MASIMO understands that LABS has no proof of concept for glucose and total hemoglobin measurements.

         4.3 Exercise of the Option. Provided MASIMO has paid the Option Fee set forth above, the option described herein shall be exercisable upon delivery of written notice thereof to LABS within the earlier of LABS providing reasonable proof of feasibility for noninvasive glucose measurement or non-invasive hematocrit measurement or fifteen (15) days after the two (2) year


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
anniversary of the effective date of this Agreement. After such time, the option irrevocably expires.

     4.4 License Terms. Upon exercise of the option, LABS shall grant to MASIMO the license to make, use and sell devices incorporating LABS Technology for use in blood glucose measurement and total hemoglobin measurement applications for distribution directly or through distributors to hospitals, only for use in hospitals ("Hospital Glucose Devices"). Such license shall be exclusive for the earlier of three (3) years following the date that such devices are ready for sale in such market, or four (4) years from the date that LABS makes the technology available to MASIMO. Thereafter, this license shall be nonexclusive. Such license shall include the right to sell such devices on an OEM basis (excluding companies in glucose monitoring business) to no more than two OEM companies at any one time. At the initiation of the exclusive license, MASIMO agrees to pay LABS five million dollars ($5,000,000) in monthly payments over a period of two years as a license fee. Such license will require MASIMO to pay to LABS royalties in the amount of ten percent (10%) of the Net Selling Price of products incorporating the LABS Technology for use in blood glucose measurement and total hemoglobin applications and ten percent (10%) of the Net Selling Price of sensors and accessories incorporating the LABS Technology for use in blood glucose and total hemoglobin measurement applications. The Parties understand that the exclusivity in this license to MASIMO will in no way preclude LABS from conducting testing and studies in hospitals relating to blood glucose and total hemoglobin measurement. Upon exercise of the option, the provisions of Section 2.3, except 2.3.2 and 2.3.3, shall apply in reverse with respect to the LABS trademarks and any LABS product designation, as required by LABS,

     4.5 Payment on Change in Control. Upon any change in control of Masimo (defined as a change in ownership of more than 50% of masimo's assets or stock), the option of Sections 4.3 and 4.4 is automatically exercised, unless objected to by LABS. Upon such change in control, MASIMO agrees to pay LABS the five million dollars ($5,000,000) license fee of Section 4.4 immediately.

     4.6 Minimum Royalties. In addition to the license fee, MASIMO agrees to the minimum yearly royalties set forth below. These royalties begin upon the first commercial sale of any device by MASIMO including LABS Technology, but not later than one year after LABS delivers a pilot prototype production core processor board and sensor for either noninvasive glucose measurement or hematocrit. Subsequent year payments are due within thirty (30) days of the anniversary of the first commercial sale. Failure to pay the minimum royalties automatically converts MASIMO'S license-to non-exclusive.

         Year 1              Year 2             Year 3            Year 4
         ------              ------             ------            ------
         $150,000            $500,000           $1,000,000        $2,000,000

     4.7 Termination of Exclusivity. The exclusivity of Section 5.4 above shall terminate if MASIMO is not aggressively marketing a device incorporating LABS Technology for use in blood glucose measurement or total hemoglobin measurement within one (1) year of the grant of such license, as follows:

         LABS must first notify MASIMO of its intent to cancel the exclusivity. MASIMO shall have sixty (60) days to cure its failure to aggressively market such devices. If MASIMO has not cured its failure within such sixty
     (60) day period, LABS may terminate the exclusivity on written notice to MASIMO of such termination. In the event that LABS and MASIMO disagree as to whether MASIMO is aggressively marketing such devices, the

        Party shall submit the disagreement to an independent three-member panel (the "Panel"). Each Party shall select one member of the Panel, and the two members shall select a third member. No Panel member may be an employee, officer, director, or owner of any shares of either Party, or related to any employee, officer, director or owner of any shares of either Party, or otherwise affiliated with either Party such that such affiliation would tend to influence such person's ability to independently evaluate this issue.

        4.8 Delivery of MASIMO Systems to LABS. MASIMO agrees to make available to LABS upon request, one (1) sample of each device of MASIMO which includes blood glucose measurement and/or hemoglobin measurement based upon the LABS Technology. LABS will have the right to test this device and to approve the functionality of LABS Technology in such device. Such approval will not be unreasonably withheld. After such testing, the device may remain with LABS, at LABS' option, for further technical assistance and as a demonstration unit as long as this Agreement is in effect.

5.      Purchase and Sale of Products

        5.1 Purchase of Products. During the term of this Agreement and in accordance with its provisions, the purchase and sale of Products between the parties shall be made by means of purchase orders placed by one Party or its designee to the other Party. For purposes of the Products, the minimum quantity of Products that may be purchased on a purchase order is 50 units of a cable-part number, or reusable sensor or MS Board and 500 units of disposable sensors. Purchase orders issued before expiration or termination of this Agreement calling for delivery in ninety (90) days or less are non-cancelable. Purchase orders to MASIMO calling for delivery in more than ninety (90) days shall be alterable and cancelable by LABS until ninety (90) days prior to the shipment date, after which such purchase orders become binding.

        5.2 Emergency Orders. Purchase orders placed by LABS shall not prevent LABS from placing emergency orders for units of the Products for delivery in less than ninety (90) days. MASIMO agrees to use reasonable efforts to delivery such Products on the requested schedule.

        5.3 Price. MASIMO's transfer price for the Products delivered to LABS in accordance with the terms of this Agreement shall be as set forth on Exhibit E. All prices are F.O.B. MASIMO's manufacturing facility or distribution point in the United States. The transfer price for SpO(sub 2). Sensors and Accessories includes packaging and labeling with LABS-supplied artwork and logos complying with MASIMO Standard Packaging Guidelines. The transfer price does not include custom packaging or labeling for SpO(sub 2) Sensors, Accessories, or MS Boards. If custom labeling for SpO(sub 2). Sensors or Accessories is desired and feasible as determined by MASIMO, all costs associated with such labeling will be paid by LABS. Payment by LABS to MASIMO shall be made forty-five (45) days following receipt of invoice by LABS.

        5.4 Currency Basis. Prices for the Products to LABS shall be in United States dollars.

        5.5 Taxes and Levies. All payments to LABS or to MASIMO under this Agreement are exclusive of taxes and each party shall be responsible for paying all taxes relating to products marketed by that party (except taxes based upon the other party's income), including but not limited to all sales, use, personal property, customs, duties, assessments, levies, and other government impositions of any nature.

        5.6 Transportation. The method of transportation and carrier selected for Products purchased by LABS shall be as specified by LABS in its purchase orders. Unless otherwise agree, all transportation charges for Products, including insurance, levies, and taxes, shall be paid by LABS.


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

        5.7 Packaging. MASIMO shall package the Products for shipment. Each shipment shall include a packing list containing: (i) purchase order number;
(ii) model number of the Products; (iii) quantity; (iv) serial number or lot code of shipped Products; and (v) certificates of compliance for the applicable quality assurance test performed for the Products being shipped.

        5.8 Delivery. MASIMO shall use reasonable commercial efforts to fill all purchase orders for Products by delivery dates and in the quantity specified by LABS in its purchase orders. Notwithstanding the above, MASIMO shall have no obligation to deliver Products in less than ninety (90) days from confirmation. If a purchase order by LABS calls for more than a 25% increase as compared to the previous three (3) month average of Products ordered, on a Product-by-Product basis, MASIMO shall use reasonable commercial efforts to deliver an amount at least equal to the previous three (3) month average within ninety (90) days, and shall use reasonable commercial efforts to ship the remainder within one hundred twenty (120) days of receipt of the purchase order.

6.      COMPATIBILITY

        6.1 MASIMO Probes. LABS agrees that it will not design or modify SpO(sub
2) Sensors to be used with other than the MS Boards or other Boards designed by MASIMO for MASIMO Applications. LABS will purchase Sensors for MASIMO Applications from MASIMO unless the measurements for MASIMO Applications and Licensed Applications are best integrated in one sensor. In such case, LABS may manufacture integrated sensors and pay MASIMO a royalty of three percent (3%) of LABS' Net Selling price of integrated sensors. MASIMO SET will be enabled for SpO(sub 2). Sensors or other sensors which include MASIMO Applications measurement capability.

        6.2 Engineering Support. During the period that MASIMO is funding LABS' research and development, MASIMO shall provide engineering support to LABS for the integration of MASIMO SET into Licensed Devices and Stand Alone Licensed Devices. MASIMO shall deliver a copy of all Software for MASIMO SET and sufficient information and documentation to permit LABS to reasonably use and modify such Software and to reasonably use and modify the Masimo Technology. Masimo shall continue to deliver, as reasonably requested by LABS, sufficient information and documentation to permit LABS to reasonably use Masimo Technology in accordance with the terms of this Agreement

7.      INSPECTION AND ACCEPTANCE

        7.1 MASIMO Inspection. MASIMO shall provide and maintain an inspection procedure and quality assurance program for the Products and its production processes. Complete records of all inspection and quality assurance work done by MASIMO shall be made available to LABS upon its request at reasonable times during the term of this Agreement

        7.2    LABS Inspection

               7.2.1 LABS may inspect the Products upon receipt Any of the Products or lots of Products ("Lot") which materially fail to meet the specifications set forth in Exhibit E may be rejected by LABS and returned to MASIMO for replacement. Prior to returning any Products to MASIMO, LABS shall notify MASIMO by facsimile that LABS has rejected the Products, inclusive of the reason or basis of such rejection. Within five (5) working days of the receipt of the notification, MASIMO will issue a "Return to Vendor" ("RTV") number to LABS by facsimile, which RTV number will be LABS' authorization to return the Products.

               7.2.2 LABS shall promptly notify MASIMO of any incoming Lot failure. Products which do not conform to MASIMO's specifications shall be returned by LABS to

     MASIMO freight collect and insured for full replacement value. Within twenty (20) days after the date of receipt of the nonconforming Products by MASIMO, replacement Product will be shipped to LABS at MASIMO's expense. Should MASIMO fail to replace rejected Products by shipping conforming Products to LABS within thirty (30) days of its receipt of the nonconforming Products, LABS shall have the option to cancel without cost or liability the purchase of such Products and receive, at LABS' option, a credit or rebate if payment has been made. LABS shall pay freight charges, insurance and other customary charges for transportation for improperly rejected Products.

             7.2.3 All costs to replace including transportation with respect to the defective Products shall be the sole responsibility of MASIMO.

               7.2.4 If LABS attempts to correct deficiencies to the Products purchased under this Agreement without prior written authorization from MASIMO, then MASIMO shall have no further obligations with respect to such Products.

        7.3 Nonconforming Acceptance. LABS may choose to accept the Products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If LABS so chooses, LABS will notify MASIMO of its intent to accept nonconforming items. However, MASIMO accepts not responsibility for nonconforming items accepted by LABS.

8.      CONFIDENTIALITY

        8.1 MASIMO's Confidential Information. LABS shall not use MASIMO's Confidential Information for any purpose other than exercising the rights granted to LABS under this Agreement. LABS shall not disclose MASIMO's Confidential Information to any third party without the prior written consent of MASIMO.

        8.2 LABS's Confidential Information. Except as otherwise expressly provided in this Agreement, MASIMO shall not use LABS's Confidential Information for any purpose other than performance of this Agreement, without the prior written consent of LABS. MASIMO shall not disclose LABS's Confidential Information to any third party without the prior written consent of LABS.

        8.3 Neither Party's obligations under this confidentiality provision shall apply to information that:

               8.3.1  prior to the transmittal was of general public knowledge;

               8.3.2 becomes a matter of general public knowledge otherwise than as a consequence of a breach under this Agreement;

               8.3.3  is made public by the Party claiming confidentiality;

               8.3.4 is required to be disclosed by applicable law; provided however, that the Party who may be required to disclose such information shall notify the other Party in sufficient time for the owner of such Confidential Information to file the appropriate documents with the court to obtain a protective order to enforce the confidentiality requirements of this Agreement;

               8.3.5 information which the receiving Party can establish by competent proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party; or

                8.3.6 information which is received from a third party; provided, however, that the receiving Party has no reason to know such information was obtained by said third party, directly or indirectly, from the other Party under a nondisclosure agreement.

         8.4 Injunctive Relief. The Parties acknowledge that (a) the covenants set forth in this Section 7 ("CONFIDENTIALITY") are essential elements of this Agreement and that, but for the agreement of the Parties to comply with such covenants, this Agreement would not have been entered into; (b) neither Party will have any adequate remedy at law if the other Party violates the terms of this Section 7 ("CONFIDENTIALITY"); and (c) each Party shall have the right in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any, of the covenants in this Section, 7 ("CONFIDENTIALITY") if the other Party fails to perform any of such covenants under this Section 7 ("CONFIDENTIALITY").

  9.    PROPRIETARY RIGHTS

        9.1 LABS Improvements for Licensed Applications. Any Improvement to MASIMO Technology or Labs Technology made by LABS, by MASIMO, or jointly by LABS with MASIMO or any third party, which relates to any Licensed Application, and any new technology acquired by LABS shall be the sole property of LABS, and LABS has the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and at its own expense. LABS hereby grants to MASIMO, without additional compensation, a nonexclusive, nontransferable, perpetual license to make, use and sell devices consistent with the terms of the License granted to MASIMO in Section 4.4 incorporating such Improvement for use in MASIMO Applications.

        9.2 MASIMO Improvements for MASIMO Applications. Any Improvement to MASIMO Technology made by MASIMO, LABS, or jointly by MASIMO with LABS or any third party, which relates to any MASIMO Application, shall be the sole property of MASIMO, and MASIMO has the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and its own expense. MASIMO hereby grants to LABS, without additional compensation, a nonexclusive, perpetual license, with the right to grant sublicenses, in accordance with the provisions of Section 2.

        9.3 Further Action. LABS and MASIMO agree to take such further action and execute such further documents as reasonably necessary to establish ownership as set forth in Sections 9.1 through 9.3.

  10.   INDEMNIFICATION

        10.1 MASIMO will defend, indemnify and hold LABS harmless against any and all liability, loss, damages, costs or expenses which LABS may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Product manufactured by MASIMO to the extent that such injury, illness or death resulted from MASIMO's Products. MASIMO shall have no liability or responsibility of any kind to LABS under this Section 9 unless LABS shall have notified MASIMO within a reasonable time of such claims, and shall have given MASIMO an adequate opportunity to defend, including complete control of such defense. Should LABS desire to have its own counsel participate in any such. action, the cost of such counsel shall be exclusively LABS's.

        10.2 LABS will defend, indemnify and hold MASIMO harmless against any and all liability, loss, damages, costs or expenses which MASIMO may hereafter incur, as a result of any injury, illness or death of any person which is caused by any product or device manufactured by

LABS and purchased by MASIMO from LABS, to the extent that such injury, illness or death results directly from such products manufactured by LABS. LABS shall have no liability or responsibility of any kind to MASIMO under this Section unless MASIMO shall have notified LABS within a reasonable time of such claims, and LABS shall have had an adequate opportunity to defend. Should MASIMO desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively MASIMO's.

        10.3 MASIMO shall settle or defend, at MASIMO's own expense, and pay any damage, costs or fines resulting from all proceedings, threats of proceedings or claims against LABS or its customers for infringement or alleged infringement by the MASIMO Applications in Licensed Devices or Stand Alone Licensed Devices, of intellectual property rights of third parties. LABS agrees to notify MASIMO promptly in writing of any such proceeding, and to give MASIMO necessary assistance where practical, to modify the MASIMO Technology to make it noninfringing or, where practical, to obtain licenses under such intellectual property rights.

        10.4 During and after the term of this Agreement, the Parties agree not to challenge the validity of any of the patents of the other Party to which this Agreement relates.

11.      REGULATORY COMPLIANCE

        11.1 LABS shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development, manufacture or sale of the Licensed Devices and Stand Alone Licensed Devices. MASIMO will reasonably cooperate with LABS by providing at no charge to LABS any MASIMO data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by MASIMO for its own products that incorporate MASIMO Technology. Disclosure to LABS of any such data shall be subject to the confidentiality provisions of Section 7 ("CONFIDENTIALITY").

        11.2 LABS shall be solely responsible, at its sole cost and expenses,
(i) for identifying and obtaining any necessary approvals or certifications by any non-U.S. governmental, safety or regulatory entity, including testing or other procedures, for the sale by LABS of Licensed Devices and Stand Alone Licensed Devices, (ii) for identifying and complying with any safety precautions, safety markings, labels or consumer notices required for Licensed Devices in any country other then the United States, and (iii) for assessing the appropriateness of the Licensed Devices for any particular Customer application. MASIMO will cooperate with LABS by providing any data in its possession that is reasonably required to obtain such approvals or certifications. Disclosure to LABS of any such data to any third party shall be subject to the confidentiality provisions of Section 7 ("CONFIDENTIALITY).

        11.3 Masimo shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development, manufacture or sale of Hospital Glucose Devices. LABS will reasonably cooperate with MASIMO by providing at no charge to MASIMO any LABS data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by LABS for its own products that incorporate LABS Technology for non-invasive glucose measurements. Disclosure to MASIMO of any such data shall be subject to the confidentiality provisions of Section 7 ("CONFIDENTIALITY").

        11.4 Regardless of any disclosure to MASIMO by LABS of an ultimate destination of the Licensed Devices or the Software, LABS shall not transfer or re-export, whether directly or indirectly, the Software or Licensed Devices containing the Software, the related documentation, or other related proprietary information to anyone outside the U.S. as to which export may be in violation of the United States Export Laws or regulations without first obtaining the appropriate license from the U.S. Department of Commerce and/or any agency or department of the U.S. government, as required.

         12. INCIDENT REPORTING. LABS represents that in addition to being responsible for all regulatory approvals, that should any incidents of failure of the Licensed Devices which include MASIMO Applications or Stand Alone Licensed Devices or injury related to such devices be reported to LABS, that it will promptly (i.e., within two (2) business days) notify MASIMO of any such field performance problems or deficiencies.

         13.   TERMINATION

                13.1 Termination for Breach. The default by one Party of a material obligation of such Party under this Agreement shall entitle the other Party to give the Party in default written notice describing such default in detail (including all supporting documentation) and requiring it to remedy such default If such default is not fully remedied within ninety (90) days after the date of such notice, the notifying Party shall be entitled to, in addition to all other remedies available to such Party, terminate this Agreement by a written notice to the defaulting Party.

                13.2 Termination on Insolvency. Either Party may terminate this Agreement at any time upon or after the filing against the other Party by any third party of a petition in bankruptcy or insolvency, or upon or after any adjudication that the other Party is insolvent, or upon or after the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other Party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of the other Party of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other Party's business.

                13.3 Rights Upon Termination. In the event of any valid termination of this Agreement under Section 13.1 (Termination for Breach) or 13.2 ("Termination on Insolvency), each Party's rights under this Agreement shall be terminated except as follows: No termination of this Agreement shall terminate or otherwise impact LABS' rights under Sections 2.1.1, 2.1.2, 2.1.4, 2.3 or any sublicenses and private label patient monitoring company contracts under 2.1.3. No termination shall impact either Party's rights to collect for accrued royalties or the licenses granted in this Agreement which continue after termination on the terms and conditions existing upon termination.

         14. DISPUTE. If any dispute or difference shall arise between the Parties concerning the construction of this Agreement or the rights or obligations of either Party, the Parties shall strive to settle the same amicably, but if they are unable to do so within ninety (90) days after such dispute or difference has arisen, and any claim or cause of action shall be filed in any court in Orange County, California, U.S.A. MASIMO and LABS each consents to personal jurisdiction in any action brought in the United States District Court for the Central District of California and to service of process upon it in the manner set forth in Section 15.5 hereof ("Notice"). In the event that such action should be brought in a state court, LABS and MASIMO each consents to personal jurisdiction in any action brought in Municipal Court or Superior Court of the State of California in the County of Orange and to service of process upon it in the manner set forth in Section 15.5 ("Notice") of this Agreement.

         15.  MISCELLANEOUS

                15.1 Nonassignability. Except in connection with the sale of all or substantially all of the assets or business of MASIMO to which this Agreement relates, MASIMO may not assign this Agreement. LABS may freely assign this Agreement. This Agreement will inure to the benefit of and bind each Party's successors and assigns.

         15.2 Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every such provision.

        15.3 Governing Law. This Agreement shall be deemed to have been made in the State of California, United States of America, and shall be governed by and construed according to the laws of the State of California.

        15.4 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both Parties hereto is materially affected by such unenforceability.

        15.5 Notice. Except as either Party may hereafter notify the other with respect to itself, the addresses of the Parties for all purposes of this Agreement shall be:

        MASIMO:              MASIMO CORPORATION
                             2852 Kelvin Ave. Irvine, CA 92614
                             Attention:  Chief Executive Officer

        LABS:                MASIMO LABORATORIES
                             35 Brindisi
                             Laguna Niguel, CA 92677
                             Attention: Chairman

All notices and communications pursuant to this Agreement shall be addressed as set forth above and shall be delivered to the Party for whom intended by hand or by postage prepaid, first class, registered or certified mail, return receipt requested. Such notices and recommendations shall be deemed to have been given and delivered as of the date of receipt.

        15.6 Force Majeure. Neither Party shall be liable to the other Party hereto for any loss, injury, delay, damages or other casualties suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or any other cause beyond the reasonable control of either Party.

        15.7 Headings. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

        15.8 Survival From This Agreement. The rights and obligations of the Parties hereto under Sections 8 ("Confidentiality"), 9 ("Proprietary Rights"), 1 0 ("Indemnification"), 11 ("Regulatory Compliance"), 12 ("Incident Reporting"), 2.1.1, 2.1.2, 2.1.4, 2.3 ("Trademarks, Legends and Logos"), or any sublicenses and private label patient monitoring company contracts under 2.1.3, and 4 ("Option Granted to MASIMO") of this Agreement shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

        15.9 Exhibits. All exhibits to which this Agreement refers are hereby incorporated into and made a part of this Agreement.

       15.10 Entire Agreement. This Agreement constitutes the entire agreement between LABS and MASIMO, and there are no other understandings, agreements or representations, express or implied, written or oral, not specified herein. This Agreement may only be amended by express written agreement and signed by authorized representatives of both Parties.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.




MASIMO CORPORATION                        MASIMO LABS



By: /s/  JOE E. KIANI                 By: /s/ BRAD LANGDALE
   ---------------------------            -------------------------------------
Joe E. Kiani, President                   Brad Langdale, Secretary

                                   EXHIBIT A

                            MASIMO SET(R) DEFINITION


For the purpose of this agreement, MASIMO SET(R) is defined to include all MASIMO Technology including LNOP(R), AutoProCal(TM), ProCal(TM), DST(TM), and FST(TM) Technology. MASIMO SET(R) is further described as follows:

Transducers (sensor/probe) designed to reduce cost, reduce noise and improve accuracy;

The technique of building a reference generator for calculating substantially a noise or signal reference;

Use of noise reference or signal reference to minimize the effect of unwanted noise components (e.g., motion artifacts) from the physiological waveforms (e.g., photo-plethysmographic waveforms);

Use of reference generator along with a correlation canceler (e.g., Joint Process Estimator) to map natural photo-plethysmographic waveforms into oxygen saturation space;

Use of Saturation Transform: which is the technique of mapping plethysmographic wave forms into saturation space (e.g., saturation vs. power or probability and saturation vs. frequency or pulse rate); and/or

Use of transducers, circuitry, general digital signal processing techniques, mathematical algorithms for processing physiological signals and providing one or more final results (e.g., arterial blood oxygen saturation, pulse rate and/or photo-plethysmographic wave forms).

                                   EXHIBIT B


Panatone Red / PMS Black

                                    1850 MAT


            (MASIMO WILL PROVIDE CAMERA READY ARTWORK UPON REQUEST)


                            NO IMPLIED LICENSE LABEL

                                   EXHIBIT D

                           END USER LICENSE AGREEMENT

        THIS DOCUMENT IS A LEGAL AGREEMENT BETWEEN YOU, THE "PURCHASER", AND LABS. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE ENTIRE PACKAGE, INCLUDING ALL ACCESSORIES, IN THEIR ORIGINAL PACKAGE, WITH YOUR SALES RECEIPT TO LABS FOR A FULL REFUND.

1.      Grant of License.

        In consideration of payment of the license fee, which is part of the price paid for this product, LABS grants to Purchaser a nonexclusive, nonstransferable license, without right to sublicense, to use the copy of the incorporated software/firmware, and documentation in connection with Purchaser's use of the Products for their labeled purpose. LABS reserves all rights not expressly granted to Purchaser.

2.      Ownership of Software/Firmware.

        Title to, ownership of, and all rights and interests in, any MASIMO software and/or firmware and the documentation, and all copies thereof, remain at all times vested in MASIMO Corporation, licensor to LABS, and they do not pass to Purchaser.

3.      Assignment.

        Purchaser shall not assign or transfer this License, in whole or in part, by operation of law or otherwise, without LABS's prior written consent; any attempt without such consent, to assign any rights, duties or obligations arising hereunder shall be void.

4.      Copy Restrictions.

        The software/firmware and the accompanying written materials are copyrighted. Unauthorized copying of the software, including software that has been modified, merged, or included with other software, or other written materials is expressly forbidden. You may be held legally responsible for any copyright infringement that is cause or incurred by your failure to abide by the terms of this license. Nothing in this license provides any rights beyond those provided by 17 U.S.C. Section 117.

5.      Use Restriction.

        As the Purchaser, you may physically transfer the products from one location to another provided that the software/firmware is not copied. You may not electronically transfer the software/firmware from the products to any other device. You may not disclose, publish, translate, release or distribute copies of the software/firmware or accompanying written materials to others. You may not modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works based on the software/firmware. You may not modify, adapt, translate, or create derivative works based on the written materials without the prior written consent of LABS.

6.      Transfer Restrictions.

        The software/firmware is licensed to the Purchaser, and may not be transferred to anyone, except other end-users, without the prior written consent of LABS. In no event may you transfer, assign, rent, lease, sell, or otherwise dispose of the software/firmware or the products on a temporary basis.

7.      Beneficiary.

        Masimo Corporation is a Beneficiary of this Agreement and has the right to enforce its provisions.


                            RESTRICTED RIGHTS LEGEND

        The software/firmware and documentation is commercial computer software as defined in DFARS Section 252.277.7014(a)(1). The Government shall have only those rights specified in this Agreement. DFARS Section 227.7202-3(a).

                                   EXHIBIT E

                               PRICE OF PRODUCTS

Price for MS Boards: MASIMO's transfer prices to LABS for the MS-1 and MS-3 Boards are [*].

Transfer Price for Sensors and Accessories: MASIMO's transfer prices to LABS for the SpO2 Sensors and Accessories delivered in accordance with this Agreement are as follows:


Product                                              Part #   Price Each
-------                                              ------   ----------

LNOP(R).Adt (Adult Disposable Probe)                  1001        [*]
LNOP(R).Pdt (Pediatric Disposable Probe)              1025        [*]
LNOP(R).Neo (Neonatal Disposable Probe)               1002        [*]
LNOP(R).NeoPt (Pre-Term Neonatal Disposable Probe)    1003        [*]
LNOP(R).DC1 (Adult Re-usable Finger Clip Probe)
PC-08 (8 Ft. Patient Cable)                           1005        [*]
PC-12 (12 Ft. Patient Cable)                          1006        [*]

        LABS may elect, at any time following execution, to continue to pay the initial baseline pricing set forth above or elect [*]. If LABS elects [*], the transfer price is calculated as follows: [*]. On a quarterly basis, LABS will account for [*] and will pay to MASIMO the amount of any underpayment [*] or MASIMO will pay to LABS the amount of any overpayment [*] within thirty (30) days of the end of the quarter. Prior to March 31, 1999, the transfer price for the LNOP(R).DC1 will, in no event, be below [*]. [*] subject to the audit provisions of Section 3.5. Once [*], LABS may not return to the baseline pricing transfer pricing, except on written approval by MASIMO.

        LABS shall receive the [*] for Products. In the event that MASIMO [*], effective immediately.



* Confidential material redacted and filed separately with the Commission.


                                       2